SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported) – August 24, 2011

OMNICARE, INC.

(Exact Name of Registrant as Specified in Charter)

DELAWARE	1-8269	31-1001351
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 East RiverCenter Boulevard, Suite 1600 Covington, Kentucky		41011
(Address of Principal Executive Offices)		(Zip Code)

(859) 392-3300

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On August 24, 2011, Omnicare, Inc. (the “Company”) entered into a $750 million senior unsecured credit agreement (the “Senior Credit Agreement”) with the lenders named therein, SunTrust Bank, as Administrative Agent, JP Morgan Chase Bank, N.A., as Syndication Agent and Barclays Bank PLC, Goldman Sachs Bank USA and Bank of America, N.A., as Co-Documentation Agents. The Senior Credit Agreement consists of (a) a $300 million, five-year senior unsecured revolving credit facility and (b) a $450 million, five-year senior unsecured term loan facility. The Senior Credit Agreement also provides for an uncommitted incremental facility that permits the Company, subject to certain conditions, to increase the commitments under the Senior Credit Agreement by up to $300 million in the aggregate; provided that no lender is obligated to participate in any such increase.

The Company will use a portion of the proceeds of the term loan facility to redeem a portion of the Company’s outstanding 6.875% Senior Subordinated Notes due 2015. The Senior Credit Agreement may also be used to provide working capital and for other general corporate purposes.

The Company’s obligations under the Senior Credit Agreement are unsecured. The Senior Credit Agreement is guaranteed by the subsidiaries of the Company, subject to certain exceptions. The Senior Credit Agreement will mature on August 24, 2016. The interest rate applicable to the Senior Credit Agreement is, at the Company’s option, a floating base rate plus an applicable margin or the London interbank offered rate (LIBOR) plus an applicable margin. Initially, the applicable margins will be set at 1.50% with respect to the floating base rate loans and 2.50% with respect to the LIBOR loans. The applicable margins for the Senior Credit Agreement may increase or decrease based on the Company’s consolidated total leverage ratio as specified in the Senior Credit Agreement.

The Senior Credit Agreement contains covenants including compliance with various financial ratios and tests, and covenants that restrict, among other things, the Company’s ability to incur debt; incur liens; merge or consolidate with other companies; sell assets; make certain investments; pay dividends or distributions to stockholders; and enter into transactions with affiliates. Events of default include failure to pay principal or interest when due; breach of any representation or warranty; covenant defaults; impairment of loan documentation or any guarantees; and cross-defaults to certain other indebtedness.

The foregoing description of the Senior Credit Agreement is qualified in its entirety by reference to the full text of the Senior Credit Agreement, a copy of which is attached as Exhibit 10.1 hereto and is incorporated herein by reference.

Goldman, Sachs & Co., an affiliate of Goldman Sachs Bank USA, a lender and a Co-Documentation Agent under the Senior Credit Agreement, is acting as financial advisor to the Company in connection with the Company’s proposed acquisition of PharMerica Corporation.

Item 1.02.	Termination of a Material Definitive Agreement.

On August 24, 2011, in connection with entering into the Senior Credit Agreement, the Company’s existing $400 million senior secured revolving credit facility, dated as of May 18, 2010, by and among the Company, the lenders named therein, SunTrust Bank, as Administrative Agent, JPMorgan Chase Bank, N.A., as Syndication Agent and Barclays

Capital, the investment banking division of Barclays Bank PLC and Citibank, N.A., as Co-Documentation Agents (the “2010 Revolving Credit Facility”), was terminated. The 2010 Revolving Credit Facility was scheduled to mature on May 18, 2015. There were no outstanding loans under the 2010 Revolving Credit Facility at the time of its termination. Existing letters of credit under the 2010 Revolving Credit Facility are being rolled over into or transferred to the Senior Credit Agreement.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

10.1.	Credit Agreement, dated as of August 24, 2011, by and among Omnicare, Inc., as the Borrower, the lenders named therein, SunTrust Bank, as Administrative Agent, JPMorgan Chase Bank, N.A., as Syndication Agent and Barclays Bank PLC, Goldman Sachs Bank USA and Bank of America, N.A., as Co-Documentation Agents.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Omnicare, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OMNICARE, INC.

By:	/s/ John L. Workman
Name: John L. Workman
Title: President and Chief Financial Officer

Dated: August 25, 2011

EXHIBIT INDEX

Exhibit Number

10.1.	Credit Agreement, dated as of August 24, 2011, by and among Omnicare, Inc., as the Borrower, the lenders named therein, SunTrust Bank, as Administrative Agent, JPMorgan Chase Bank, N.A., as Syndication Agent and Barclays Bank PLC, Goldman Sachs Bank USA and Bank of America, N.A., as Co-Documentation Agents.